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                                                                    Exhibit 21.1


                             Subsidiaries of ViaCell

Viacord, Inc.

ViaCell Securities Corporation

ViaCell Neuroscience, Inc.

ViaCell Endocrine Science, Inc.

ViaCell Singapore Pte Ltd.

Kourion Therapeutics AG